UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2021

Morgan Stanley Direct Lending Fund
(Exact name of registrant as specified in its charter)

Delaware	814-01332	84-2009506
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1585 Broadway New York, NY		10036
(Address of principal executive offices)		(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On July 16, 2021, Morgan Stanley Direct Lending Fund (the “Company”), a Delaware corporation, entered into a Senior Secured Revolving Credit Agreement (the “Facility”) with Truist Bank. Truist Bank serves as Administrative Agent and Truist Securities, Inc. serves as Joint Lead Arranger and Sole Book Runner.

The Facility is guaranteed by certain domestic subsidiaries of the Company (collectively, the “Guarantors”). Proceeds of the Facility may be used for general corporate purposes, including the funding of portfolio investments.

The maximum principal amount of the Facility is $650,000,000, subject to availability under the borrowing base, which is based on the Company’s portfolio investments and other outstanding indebtedness. Maximum capacity under the Facility may be increased to $1,000,000,000 through the exercise by the Borrower of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The Facility includes a $50,000,000 sublimit for swingline loans and a $50,000,000 sublimit for letters of credit and is secured by a perfected first-priority interest in substantially all of the assets of the Company and each Guarantor, subject to certain exceptions.

Absent an event of default, the availability period under the Facility will terminate on July 16, 2025 (the “Commitment Termination Date”) and the Facility will mature on July 16, 2026 (the “Maturity Date”). The Company will be obligated to make mandatory prepayments under the Facility in the event of a borrowing base deficiency. During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the Facility out of the proceeds of certain asset sales and other recovery events and equity and debt issuances.

The Company may borrow amounts in U.S. dollars or certain other permitted currencies. Borrowings under the Facility bear interest at a per annum rate equal to, (x) for loans for which the Company elects the base rate option, the “alternate base rate” (which is the highest of (a) the prime rate as publicly announced by Truist Bank, (b) the sum of (i) the weighted average of the rates on overnight federal funds transactions, as published by the Federal Reserve Bank of New York plus (ii) 0.5%, and (c) one month LIBOR plus 1% per annum) plus (A) if the gross borrowing base is equal to or greater than 1.6 times the combined revolving debt amount, 0.75%, or (B) if the gross borrowing base is less than 1.6 times the combined revolving debt amount, 0.875%, and (y) for loans for which the Company elects the Eurocurrency option, the applicable LIBO Rate for the related Interest Period for such Borrowing plus (A) if the Borrowing Base is equal to or greater than 1.6 times the Combined Debt Amount, 1.75% per annum, or (B) if the Borrowing Base is less than 1.6 times the Combined Debt Amount, 1.875% per annum. The Company will pay an unused fee of 0.375% per annum on the daily unused amount of the revolver commitments. The Facility contains customary ARRC hardwired benchmark replacement language.

The Facility includes customary covenants, including certain limitations on the incurrence by the Company of additional indebtedness and on the Company’s ability to make distributions to its stockholders, or repurchase or otherwise acquire shares of stock, upon the occurrence of certain events and certain financial covenants related to stockholders’ equity, net worth, asset coverage and liquidity and other maintenance covenants, as well as customary events of default.

The description above is only a summary of the material provisions of the Facility and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

On July 6, 2021, the Company delivered a capital drawdown notice to its stockholders relating to the sale of approximately 7,166,747 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for an aggregate offering price of $150.0 million. The sale closed on July 16, 2021.

The sale of Common Stock was being made pursuant to subscription agreements entered into by the Company and its stockholders. Under the terms of the subscription agreements, stockholders are required to fund drawdowns to purchase shares of Common Stock up to the amount of their respective capital commitments on an as-needed basis with a minimum of eight business days’ prior notice to stockholders.

The issuance of the Common Stock is exempt from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the stockholders in the subscription agreements that each stockholder was an accredited investor as defined in Regulation D under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit.

Exhibit	Description
10.1*
Senior Secured Revolving Credit Agreement, dated as of July 16, 2021, among Morgan Stanley Direct Lending Fund, as Borrower, the Lenders and Issuing Banks party thereto, Truist Bank, as Administrative Agent, and Truist Securities, Inc., as Joint Lead Arranger and Sole Book Runner.

*Exhibits and schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2021	MORGAN STANLEY DIRECT LENDING FUND

	By:	/s/ Venugopal Rathi
Venugopal Rathi
Chief Financial Officer